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                                                                    Exhibit 21.1

                     SUBSIDIARIES OF PRICE ENTERPRISES, INC.



NAME OF SUBSIDIARY (STATE OF INCORPORATION)

Price Self Storage, Inc. (Delaware)
Price Enterprises - TX, Inc. (Delaware)
Price Enterprises - Texas, LP (Delaware)